Revlon Announces Successful Completion of Notes Offering
and Related Transactions

NEW YORK, March 16, 2005 - Revlon, Inc. (NYSE: REV) today announced that its wholly-owned subsidiary, Revlon Consumer Products Corporation ("RCPC"), has successfully completed its previously-announced offering of $310 million aggregate principal amount of 9 ½% Senior Notes due 2011. The offering and the related transactions will extend the maturities of RCPC's debt that would have otherwise been due in 2006 and will reduce the Company's exposure to floating rate debt.

Commenting on the announcement, Revlon President and CEO Jack Stahl stated, "I am pleased with the strong support and vote of confidence in our Company demonstrated by the investment community. Their strong participation in our offering enables us to further strengthen our balance sheet and advances our progress against our objective of creating long-term profitable growth and value creation."

Concurrently with the completion of the offering, the Company also announced that, on April 15, 2005, RCPC will redeem all of the $116.2 million aggregate principal amount outstanding of its 8 1/8% Senior Notes due 2006 (CUSIP 761519AK3) and the $75.5 million aggregate principal amount outstanding of its 9% Senior Notes due 2006 (CUSIP 761519AQ0) and that it has effected a covenant defeasance of the 8 1/8% Senior Notes and the 9% Senior Notes by (i) mailing irrevocable notices of redemption with respect to such notes and (ii) irrevocably depositing in trust with the trustee under the indentures an amount sufficient to redeem such notes.

The Company indicated that RCPC also used a portion of the proceeds from the offering (i) to prepay $100 million of indebtedness outstanding under the term loan facility of its credit agreement, together with accrued interest and the prepayment fee associated with such prepayment, and (ii) to pay a portion of the fees and expenses incurred in connection with the transactions described above.

Copies of the notices of redemption on the 8 1/8% Senior Notes and the 9% Senior Notes have been mailed to all record holders by the trustee under each of the indentures governing such notes, U.S. Bank National Association, 60 Livingston Avenue, St. Paul, MN 55107.

The issuance of the 9 ½% Senior Notes was conducted pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the U.S. in accordance with Regulation S under the Securities Act. The issuance of RCPC's 9 ½% Senior Notes was not registered under the Securities Act, and such notes may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Revlon

Revlon Consumer Products Corporation is a wholly-owned subsidiary of Revlon, Inc., a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex®, and Mitchum®.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including RCPC's plans to redeem all of the 8 1/8% Senior Notes and 9% Senior Notes outstanding. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, 2004 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2004 and 2005 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of RCPC to consummate the redemption of all of the 8 1/8% Senior Notes and 9% Senior Notes outstanding. Factors other than those referred to above could also cause the Company's results to differ materially from expected results.

Investor Relations Contact:	Media Contact:
Maria A. Sceppaguercio	Catherine Fisher
(212) 527-5230	(212) 527-5727